the Advisor may have conflicts of interest in allocating management time and services between the Company and other entities. Also, employees of Cornerstone Realty Income Trust, Inc., some of whom may assist officers of the Advisor and Apple Residential Management Group, Inc., may have conflicts in allocating their time.

Lack of Separate Representation

        The Company may retain the same independent accountants as are retained by the Advisor and Affiliates of the Advisor. The law firm of McGuire, Woods, Battle & Boothe, L.L.P., which is passing on the legality of the Shares for the Company and is advising it as to the Company's status as a REIT for federal income tax purposes, may act as counsel to the Company in other matters. McGuire, Woods, Battle & Boothe, L.L.P. also renders and may continue to render legal services to the Advisor and its Affiliates; however, such counsel would recommend the engagement of independent counsel for the Company, the Advisor or such Affiliates in circumstances in which the applicable canons of ethics would so require.

                       INVESTMENT OBJECTIVES AND POLICIES

General

        The Company intends to invest in existing residential apartment communities in Texas and the southwestern region of the United States. Pending such investment, the proceeds of this offering may be invested in U.S. Government securities, certificates of deposit from banks located in the United States having a net worth of at least $50,000,000, bank repurchase agreements covering the securities of the U.S. Government or U.S. governmental agencies issued by banks located in the U.S. having a net worth of at least $50,000,000, bankers' acceptances, prime commercial paper or similar highly liquid investments (such as money market funds selected by the Company) or evidences of indebtedness. In addition, to the extent the proceeds are not invested in real estate as described herein, the Company has the ability to invest in such securities. All proceeds of this offering received by the Company must be invested or committed for investment in properties or allocated to working capital reserves or used for other proper Company purposes within the later of two years after commencement of the offering or one year after termination of the offering; any proceeds not invested or committed for investment or allocated to working capital reserves or used for other proper Company purposes by the end of such time period shall be returned to investors, within 30 days after the expiration of such period, but the Company may elect to return such proceeds earlier if, and to the extent, required by applicable law (including to the extent necessary to avoid characterization as an "investment company").

        The principal investment objectives of the Company are:

        (i)     to preserve and protect the capital of the Company;

        (ii) to provide quarterly distributions to Shareholders, a portion of which may constitute a nontaxable return of capital (rather than current taxable income); and

        (iii) to provide long-term capital appreciation in the value of the Company's investments.

        The Company anticipates that achievement of such objectives will enable it to provide the Shareholders with appreciation in the value of their Shares. There can be no assurance that the Company will achieve such objectives. Attainment of the objectives is contingent in part upon the Company's ability to acquire suitable properties. To the extent such objectives cannot simultaneously be pursued or achieved, the Company plans to pursue the objective of regular quarterly distributions to Shareholders in preference to the objective of long-term capital appreciation in the value of Company investments and in the value of Shares.

        The Company's primary business objectives are to increase distributions per Share and the value of its properties by:

        (i)     increasing occupancy rates and rental income at properties;

        (ii)    implementing expense controls; and

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

        (iii) emphasizing regular maintenance and periodic renovations, including additions to amenities.

        The Company may make acquisitions of established apartment communities involved in foreclosure proceedings when the Advisor and the Company believe the property may have below market-rate leases, correctable vacancy problems or other cash flow growth potential. In suitable situations, the Company also may make acquisitions of properties from over-leveraged owners of such properties and from governmental regulatory authorities and lending institutions which have taken control of such properties, as well as mortgagees-in-possession and, possibly, through bankruptcy reorganization proceedings.

        In connection with the acquisition of Properties, the Company sets aside an amount determined by it to be necessary to fund repairs and improvements which the Company believes should be made at the Property, to make it competitive in its market and, where appropriate, to permit rental increases.

        The Company will seek to assure that its Properties remain attractive residences for their tenants and are desirable locations for prospective tenants. The maintenance, custodial and groundskeeping staff of Apple Residential Management Group, Inc. performs regular maintenance and upkeep on the properties to preserve and enhance their practical and aesthetic attributes. The physical appearance of, and tenant satisfaction with, each Property are evaluated on a regular basis by the Company's executive officers.

        The Company's management places strong emphasis on the marketing and promotion of its Properties. Marketing plans focus on each Property's specific needs for maximizing occupancy. Marketing programs include television, radio and newspaper advertising, all designed to attract tenants in each market.

        The Board of Directors may, in its sole discretion, issue Shares, or other equity or debt securities of the Company, to sellers of properties, as part or all of the purchase price of the property. Shares or such other equity or debt securities of the Company may also be issued, at the election of the Board of Directors, to the Advisor or its Affiliates in lieu of cash payments required under the Advisory Agreement or other contract or obligation. See "Summary of Organizational Documents - Issuance of Securities."

        The Company will not issue any equity securities senior to the Shares unless the holders of a majority of the outstanding Shares authorize such issuance by an appropriate amendment to the Company's Articles of Incorporation.

        The Company has no present intention of making any loans to other persons or investing in the securities of other issuers for the purpose of exercising control of such issuers. As described below, under "Types of Investments," the Company is subject to certain limitations on its ability to make mortgage loans or invest its assets in the securities of other issuers. Such limitations can only be changed with the consent of the holders of a majority of the outstanding Shares. Within such limitations, however, the Board of Directors, acting without Shareholder approval, may set and change the Company's policy regarding the making of loans and the investment in securities of the issuers.

        Except with respect to the permitted temporary investment of proceeds from the sales of Shares pending investments in properties (see "General" above), the Company has no present intention of investing in the securities of or interests in other persons, or engaging in the purchase and sale (or turnover) of investments other than its real property investments. The Company may engage in certain joint venture investments (see "Joint Venture Investments" below) and may invest up to 20% of its total assets in the equity securities of other issuers, although the Company has no present intention to engage in any such activities. The company has no plans to invest in the securities of other issuers for the purpose of exercising control.

        Although the Company has no present intention to do so, the Board of Directors might cause the Company to invest a portion of its assets (subject to the limitations set forth in the By-Laws, as described below under "Types of Investments") in common stock or other equity securities of the REITs or limited partnerships holding real estate. Such an investment, if undertaken, would be based on a determination by the Board of Directors that investment in such common stock or equity securities furthered the overall investment objectives and policies of the Company in a way not furthered by the Company's direct investment in real property. For example, although not presently anticipated, the Company could decide to further its diversification objective by acquiring an equity in a REIT owning properties in other regions of the United States, rather than seeking to invest directly in real properties located in such other region. Any such decision would be based upon the perceived best interests of the Company and the Shareholders at the time. Furthermore, any such investment would be based upon a determination by the Board of Directors, based upon advice of counsel to the Company, that such investment would not adversely impact the Company's continued qualification as a REIT for Federal income tax purposes. If the Company undertook any such investment, such investment could be made in listed or publicly-traded equity securities or, alternatively, in securities of a private issuer.

        If undertaken at all, the Company would expect to invest only in a Company engaged principally in the ownership and operation of multi-family apartment communities. Subject to that limitation, the Company would not necessarily limit itself to investments in other companies of any specific size or with any specific period of prior operations.


Investment Criteria

        The Advisor is charged with identifying and recommending to the Company suitable investments. The Advisor will make such recommendations based upon such relevant factors as (i) the potential for realizing capital appreciation;
(ii) current and projected cash flow and the ability to increase rental income through capable management; (iii) neighborhood location, condition and design of the property; (iv) historical and projected occupancy rates; (v) prospects for liquidity through sale, financing or refinancing; (vi) economic conditions in the community; (vii) geographic location and type of property in light of the Company's diversification objectives; and (viii) the purchase price of the property as it relates to prices of comparable properties in comparable locations.

        The Company's management believes there is substantial opportunity for growth from acquisitions of multi-family properties in Texas and the southwestern region of the United States. Management believes that the current real estate environment is conducive to advantageous acquisitions of existing multi-family properties that meet the Company's investment criteria. In many instances, such acquisitions may be made for less than the cost of new construction.

        Generally, the Advisor is not required to, and will not, advise the Company on investments in securities, i.e., the temporary investment of offering proceeds pending investment of such proceeds in real property, as described in "Investment Objectives and Policies - General." It is expected that the Company will make its own decisions with respect to such temporary securities investments.

        Apple Realty Group, Inc., an Affiliate of the Advisor, will receive a 2% real estate commission upon each purchase by the Company of a property. See "The Advisor and Affiliates - Apple Realty Group, Inc."

        Any property acquisition made with proceeds representing the Minimum Offering amount ($15 million) will require the approval of the Executive Committee of the Board of Directors. Otherwise the acquisitions of any property with a contract purchase price not greater than $15,000,000 may be undertaken by the President acting alone (unless it is an acquisition from an Affiliate of the Advisor). Any property acquisition with a contract purchase price exceeding $15,000,000 will require the consent of the Executive Committee of the Board of Directors. Any acquisition from an Affiliate of the Advisor will require the consent of a majority of all Independent Directors and of the entire Board.


Types of Investments

        The Company intends to invest in existing residential apartment communities in Texas and the southwestern region of the United States. The Company does not intend to invest in undeveloped land except in connection with the acquisition of an existing apartment community. The Company does not intend to make or invest in any mortgage loans (except that the Company may hold purchase money obligations secured by mortgages on properties sold by it). Except in connection with permitted joint venture investments (see "Joint Venture Investments," below) and except with respect to permitted temporary investments (see "General" above), the Company will not invest more than 20 percent of its total assets in equity securities of or interests in other issuers for a period in excess of 18 months. Within certain limitations, the Board of Directors can change the investment objectives and policies of the Company. See "Changes in Objectives and Policies," below.

        In addition, the Company's Bylaws prohibit it from engaging in certain investment and other activities; (i) investing more than 10 percent of the total assets of the Company in unimproved real property or mortgaged loans on unimproved real property; (ii) investing in commodities or commodity future contracts or effecting short sales of commodities or securities, except when done solely for hedging purposes; (iii) investing in or making mortgage loans on property unless the Company obtains a mortgagee's or owner's title insurance policy or commitment as to the priority of the mortgage or the condition of the title; (iv) investing in contracts for the sale of real estate unless they are recordable in the chain of title; (v) making or investing in mortgage loans, including construction loans, on any property if the aggregate amount of all mortgage loans outstanding on the property (at the time the Company makes or invests in its mortgage loan), including the loans of the Company, would exceed 85 percent of the appraised value of the property; (vi) investing in junior mortgage loans (provided that this and the foregoing limitations shall not apply to the Company taking back secured debt in connection with the sale of any property); (vii) issuing securities that are redeemable; (viii) issuing debt securities unless the historical debt service coverage (in the most recently completed fiscal year) as adjusted for known changes is sufficient properly to service the higher level of debt or unless the cash flow of the Company (for the last fiscal year) excluding extraordinary, nonrecurring items, is sufficient to cover the debt service on all debt securities to be outstanding; (ix) investing more than 20% of its total assets in the equity securities of any non-governmental issuers, including other REITs or limited partnerships, for a period in excess of 18 months; (x) issuing equity securities on a deferred payment basis or other similar arrangement; (xi) incurring any indebtedness, secured or unsecured, if such indebtedness would result in an aggregate amount of indebtedness in excess of 100 percent of Net Assets, before subtracting liabilities (unless the excess borrowing is approved by a majority of the Independent Directors and disclosed to the Shareholders as required by the Bylaws); (xii) allowing aggregate borrowings of the Company to exceed 50 percent of the Adjusted Net Asset Value (before subtracting any liabilities) of the Company unless the excess borrowing is similarly approved by the Independent Directors and disclosed to the Shareholders; (xiii) engaging in any short sale of or underwriting or distributing, as an agent, securities issued by others, or engaging in trading, as compared with investment activities; and (xiv) acquiring securities in any company engaging in activities or holding investments prohibited by the above prohibitions, the Code or Virginia law.


Diversification

        One of the Company's investment objectives is to own properties in various geographic locations within Texas and the southwestern United States, thereby minimizing the effects of changes in specific industries, local economic conditions or similar risks. The extent of geographic diversification depends upon the number of separate properties which can be purchased. There can be no assurance that the Company will achieve significant diversification. There is no limit on the amount or percentage of net proceeds from the sale of Shares which may be invested in any single property.


Joint Venture Investments

        Some of the Company's investments may be made through partnerships or joint ventures. The Company's partner or joint venturer could be an Affiliate of the Advisor. While each such partnership or joint venture agreement may vary in form, depending on negotiations, in no case will the co-venturer have any legal right to take action which would prevent the Company from carrying on its business as described in this Prospectus. Any joint venture investment of the Company would be subject to the same conditions, limitations and restrictions applicable to a Company investment not undertaken as a joint venture, and the use of a joint venture structure would not itself be designed to alter or expand the investment objectives and policies of the Company. Investment through a joint venture could, for example, permit the Company to invest in a property which is too large for the Company to acquire by itself.

        The Company anticipates that any joint venture investment it might undertake would involve only the ownership and operation of apartment communities of the same general type sought to be acquired directly by the Company. The Company could, for example, use a joint venture investment to acquire one or more apartment communities located outside of the regions in which the Company normally operates with a view toward minimizing risks otherwise associated entering new markets. Although the

Board of Directors would seek to contract only with a joint venture partner which is competent and financially secure, the Company has not set any other specific criteria which it would follow in connection with the identification of joint venturers.

        Joint venture arrangements may under certain circumstances involve risks not otherwise present in investments directly in properties themselves, including, for example, the risk of impasse and risks associated with the possibility that the co-venturer may at any time experience adverse business developments or have economic or business interests or goals which are inconsistent with the economic or business interests or goals of the Company.

        There is no limitation on the percentage of the proceeds of the offering that can be invested in joint ventures.


Borrowing Policies

        To maximize potential cash flow and minimize risk to the Company, the Company intends to purchase its properties either on an "all-cash" or unleveraged basis, or using the limited interim borrowing described under "Business and Properties-Properties Owned by the Company." The Company will endeavor to repay any interim borrowings with proceeds from the sale of Shares and thereafter to hold its properties on an unleveraged basis. However, for the purpose of flexibility in operations, the Company will have the right, subject to the approval of the Board of Directors, to borrow.

        One purpose of borrowing could be to permit the Company's acquisition of additional properties through the "leveraging" of Shareholders' equity contributions. Alternatively, the Company might find it necessary to borrow to permit the payment of operating deficits at properties already owned. Furthermore, although not anticipated, properties may be financed or refinanced if the Board of Directors deems it in the best interests of Shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the Shareholders, after-tax cash return on invested capital. See "Sale and Refinancing Policies" below. See "Risk Factors - Real Property Investment Risks - Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default."

        Loans obtained by the Company may be evidenced by promissory notes secured by mortgages on the Company's properties. In addition, the Company may grant other forms of security to a lender, including a conditional assignment of leases and rents of the Company's properties. As a general policy, the Company would seek to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on such loans may include all of the Company's assets. If recourse on any loan incurred by the Company to acquire or refinance any particular property includes all of the Company's assets, the equity of the Company in its other properties could be reduced or eliminated through foreclosure on that loan.

        Subject to the approval of the Board of Directors, the Company may borrow from the Advisor or its Affiliates or establish a line of credit with a bank or other lender. The Advisor and its Affiliates are under no obligation to make any such loans, however. Any loans made by the Advisor or its Affiliates must be approved by a majority of the Independent Directors as being fair, competitive and commercially reasonable and no less favorable to the Company than loans between unaffiliated lenders and borrowers under the same circumstances.

        The Company's Bylaws prohibit the Company from incurring debt (secured or unsecured) if such debt would result in aggregate debt exceeding 100% of "Net Assets" (defined generally to mean assets at cost), before subtracting liabilities, unless the excess borrowing is approved by a majority of the Independent Directors and disclosed to the Shareholders as required by the Bylaws. The Bylaws also prohibit the Company from allowing aggregate borrowings to exceed 50% of the Company's "Adjusted Net Asset Value" (defined generally to mean assets at fair market value), before subtracting liabilities, subject to the same exception. In addition, the Bylaws provide that the aggregate borrowings of the Company must be reasonable in relation to the Net Assets of the Company and must be reviewed quarterly by the Directors. Subject to the foregoing limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property.

 Management of Properties

        Day-to-day property management services for the Company's residential properties will be provided by Apple Residential Management Group, Inc., an Affiliate of the Advisor, subject to review by the Board of Directors. For such services, Apple Residential Management Group, Inc. will receive a monthly Property Management Fee equal to 5% of the monthly gross revenues of the properties. The Company intends that Apple Residential Management Group, Inc. will also be responsible for the accounting and financial reporting responsibilities for each of the properties the Company acquires. Apple Residential Management Group, Inc. will be reimbursed for expenses, including salaries and related overhead expenses, associated with such accounting and financial reporting responsibilities. The Company believes that the monthly 5% property management fee it pays to Apple Residential Management Group, Inc. is commercially reasonable. However, such fee may represent an expense which is greater than the management expenses of self-administered REITs, which do not use an outside property management company.

        The Company will enter into a property management agreement (the "Property Management Agreement") with Apple Residential Management Group, Inc. with respect to each of the Company's residential properties at the time the Company acquires each such property. The agreement will have an initial term of two years and thereafter will be renewed automatically for successive two-year terms until terminated as provided therein or until the property is sold. A copy of the form of that agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part; reference is made to the agreement itself for a complete statement of its provisions. See "Conflicts of Interest" and "Compensation."

        Depending on the location of the Company's real property investments, unaffiliated, independent property management companies may also render day-to-day property management services pursuant to contracts with the Company. Such contracts with the Company may provide for unaffiliated property managers to receive either fixed or performance-based incentive fees for property management services, subject to the condition that compensation to such property managers must be fair, competitive and commercially reasonable. It is intended that the management capabilities of the property managers will maximize rental revenues of specific properties through renewing leases at higher market rates; renovating and retenanting under-performing properties; and constructing additional rental space on the sites of existing properties, where appropriate.

        Apple Residential Management Group, Inc. currently manages no apartment complexes.


Reserves

        A portion of the proceeds of this offering will be reserved to meet working capital needs and contingencies associated with the Company's operations. The Company will initially allocate to its working capital reserve not less than 0.5% of the proceeds of the offering. As long as the Company owns any properties, the Company will retain as working capital reserves an amount equal to at least 0.5% of the proceeds of the offering, subject to review and re-evaluation by the Board of Directors. If such reserves and any other available income of the Company become insufficient to cover the Company's operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating the Company's investment in one or more properties.


Sale and Refinancing Policies

        The Company is under no obligation to sell its investment properties, and currently anticipates that it will hold its investment properties for an indefinite length of time. However, sale may occur at any time if the Advisor deems it advisable for the Company based upon current economic considerations, and the Board of Directors concurs with such decision. In deciding whether to sell a property, the Advisor will also take into consideration such factors as the amount of appreciation in value, if any, to be realized, federal, state and local tax consequences, the possible risks of continued ownership and the anticipated advantages to be gained for the Shareholders from sale of a property versus continuing to hold such property.

        Currently, the Company expects that within approximately three (3) years from Initial Closing, it will use its best efforts either (i) to cause the Shares to be listed on a national securities exchange or quoted on the NASDAQ National Market System or (ii) to cause the Company to dispose of substantially all of its properties in a manner which will permit distributions to Shareholders of cash or marketable securities. The taking of either type of acton would be conditioned on the Board of Directors determining such action to be prudent and in the best interests of the Shareholders, and would be intended to provide Shareholders with liquidity either by initiating the development of a market for the Shares or by disposing of properties and distributing to Shareholders cash or other securities then being actively traded. However, the Company is under no obligation to take any of the foregoing actions, and any such action, if taken, might be taken after the referenced three-year period.

        At such time as the Company, acting through its Board of Directors, determines that sale of a property is in the best interests of the Company, the Company must first offer such property for sale to Cornerstone Realty Income Trust, Inc. Cornerstone Realty Income Trust, Inc. is a Virginia corporation which is a public real estate investment trust. Cornerstone Realty Income Trust, Inc. was founded by Glade M. Knight, who currently serves as the Chairman of the Board, President and a Director of that entity. Mr. Knight also serves as Chairman of the Board, President and a Dirctor of the Company. See "Management-Directors and Officers." Any such sale of a property by the Company to Cornerstone Realty Income Trust, Inc. would require the consent of a majority of both the entire Board of Directors of the Company and a majority of the Independent Directors of the Company.

        The Company has also agreed with Cornerstone Realty Income Trust, Inc. that if the Company proposes the sale or disposition of the Company or substantially all of its assets, business or stock (whether such transaction is structured as a sale, exchange, merger, consolidation, lease, share exchange or otherwise) (any such transaction, a "Sale of the Company"), it will first offer Cornerstone Realty Income Trust, Inc. the right to become the acquiring party in any such proposed transaction before concluding the proposed Sale of the Company to a third party. As in the case of a sale of an individual property by the Company to Cornerstone Realty Income Trust, Inc., any such Sale of the Company to Cornerstone Realty Income Trust, Inc. would require the consent of a majority of both the entire Board of Directors of the Company and a majority of the Independent Directors of the Company. Depending upon the form of any such transaction, it might also require the consent of Shareholders owning a majority of the outstanding shares.

        If the third party offers cash for the property, assets, stock or business of the Company, Cornerstone Realty Income Trust, Inc. must offer cash if it wishes to exercise its right of first refusal. If the third party offers property other than cash, Cornerstone Realty Income Trust, Inc. will be permitted to offer property of a like character with the same value. The value of the property offered by the third party and Cornerstone Realty Income Trust, Inc. will be the market value if the property has a readily ascertainable market value (such as listed stock), and otherwise will be determined in good faith by agreement of the boards of directors of the Company and Cornerstone Realty Income Trust, Inc., or if such boards are unable to agree, by the average of two appraisals undertaken by two qualified independent appraisers, one selected by each board of directors.

        If the Company defaults in its obligation to grant to Cornerstone Realty Income Trust, Inc. a first right to acquire a property or to become the acquiring party in a proposed Sale of the Company, the Company will be obligated to pay Cornerstone Realty Income Trust, Inc. as liquidated and agreed-upon damages cash in the amount of 3% of the aggregate consideration agreed to be paid for the property, assets, stock or business by any third party in the transaction with respect to which there is a breach. The presence of this liquidated damages provision is intended, in part, to cause the Company to comply with its agreements with Cornerstone Realty Income Trust, Inc. rather than breach such agreements in an effort to conclude a transaction with a third party at a higher price. However, the presence of the right of first refusal held by Cornerstone Realty Income Trust, Inc. with respect to the various sale or disposition transactions which may be sought or proposed by the Company may materially hamper the Company's ability to obtain the highest possible price for its properties, assets, stock or business from a third party. A third party may be reluctant to engage in negotiations and due diligence with respect to a possible purchase or acquisition transaction knowing that Cornerstone Realty Income Trust, Inc. can substitute itself as purchaser or acquiror at the same purchase or acquisition price simply be exercising its right of first refusal. Thus, the presence of the right of first refusal may make it difficult for the Company to sell its assets to anyone other than Cornerstone Realty Income Trust, Inc. The absence of competing prospective purchasers could tend to decrease the price the Company is able to obtain for its assets. Although the requirement for the approval of a majority of the Independent Directors of the Company is intended to overcome any potential conflict of interest which might be involved in any such sale to Cornerstone Realty Income Trust, Inc., there can be no assurance that a sale by the Company to Cornerstone Realty Income Trust, Inc. would be on terms as favorable as a sale by the Company to a third party, since there may be no alternative to selling assets to Cornerstone Realty Income Trust, Inc.

        Unless required to maintain REIT status, the Company does not intend to borrow or refinance to make distributions. Although not anticipated, in some cases it might be advantageous for the Company to incur mortgage indebtedness on, or finance or refinance, a property to further the Company's investment objectives. If the original mortgage indebtedness, if any, on a property has been significantly reduced and/or if a particular property has increased substantially in value, then financing (or refinancing of existing indebtedness), if achievable, may permit the Company to realize a portion of the appreciation in value of the property and retain the property. See "Risk Factors--Real Property Investment Risks--Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default."

        Under its Property Acquisition/Disposition Agreement with the Company, Apple Realty Group, Inc., an Affiliate of the Advisor, may receive a 2% real estate commission upon each sale by the Company of a property. Apple Realty Group, Inc. will not be entitled to any disposition fee in connection with a sale of a property by the Company to Cornerstone Realty Income Trust, Inc. or any Affiliate of Apple Realty Group, Inc., but will be reimbursed for its costs in marketing such property. See "Investment Objectives and Policies--Sale and Refinancing Policies" for a discussion of the possibility that properties will be sold by the Company to Cornerstone Realty Income Trust, Inc.

        It is also possible that Apple Realty Group, Inc., or an Affiliate, will render services, and receive compensation, in connection with Company financings and refinancings, although there are no specific agreements for such services as of the date of this Prospectus. See "The Advisor and Affiliates--Apple Realty Group, Inc."

Changes in Objectives and Policies

        Subject to the limitations in the Articles of Incorporation, the Bylaws and the Virginia Stock Corporation Act, the powers of the Company will be exercised by or under the authority of, and the business and affairs of the Company will be controlled by, the Board of Directors. The Board of Directors also has the right and power to establish policies concerning investments and the right, power and obligation to monitor the procedures, investment operations and performance of the Company.

        In general, the Articles of Incorporation and the Bylaws can be amended only with the affirmative vote of a majority of the outstanding Common Shares, except that the Bylaws may be amended by the Directors if necessary to comply with the REIT provisions of the Code or with other applicable laws and regulations. The Bylaws contain certain restrictions on the activities of the Company and prohibit the Company from engaging in certain activities. See "Types of Investments."


        Within the express restrictions and prohibitions of the Bylaws, the Articles if Incorporation and applicable law, however, the Board of Directors has significant discretion to modify the investment objectives and policies of the Company, as stated in this Prospectus. The Company has no present intention to modify any of such investment objectives and policies, and it is anticipated that any such modification would occur only if business and economic factors affecting the Company made the Company's stated investment objectives and policies unworkable or imprudent. By way of illustration only, owing to a significant change in economic conditions, the Board of Directors could elect to acquire apartment communities outside of Texas and the southwestern region of the United States, or to acquire one or more commercial properties in addition to residential properties.

        Thus, while this Prospectus accurately and fully discloses the current investment objectives and policies of the Company, prospective Shareholders must be aware that the Board of Directors, acting consistently with the Company's organizational documents, applicable law and their fiduciary obligations, may elect to modify or expand such objectives and policies from time to time. Any such action by the Board of Directors would be based upon the perceived best interests of the Company and the Shareholders.



                              DISTRIBUTION POLICY

        The Company intends to make regular quarterly distributions to its Shareholders. Federal income tax law requires that a REIT distribute annually at least ninety-five percent (95%) of its REIT taxable income (which does not include net capital gains). Under certain circumstances, the Company may be required to make distributions in excess of cash available for distribution to meet such distribution requirements. See "Federal Income Tax Consequences-- Requirements for Qualification as a REIT--Annual Distribution Requirements" and "Risk Factors--Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default."

        The timing and amounts of distributions to Shareholders are within the discretion of the Board of Directors, although the Company will use its best efforts to meet the distribution requirements established by the Code for REITs. The Company's actual results of operations, and therefore the amount of cash available for distribution to Shareholders, will be affected by a number of factors, including the revenues received from the Company's properties, the operating expenses of the Company, and the Company's interest expense, if any. The distribution policy of the Board of Directors from time to time will depend on a number of factors, including the amount of cash available for distribution, the Company's financial condition, any decision by the Board of Directors to reinvest funds rather than to distribute them, the Company's capital and reserve requirements, and such other factors as the Board of Directors deems relevant.

        The Company expects to include within the acquisition budget for each property it proposes to acquire amounts deemed necessary for repairs and improvements required at the property. Such amounts are anticipated to be funded with proceeds from the sale of Shares. Thus, the Company anticipates that all net cash generated from operations of the properties will continue to be available for distribution.

        The Company does not intend to borrow in connection with the acquisition of properties, or to incur debt in connection with the financing or refinancing of properties. Therefore, the Company does not believe that its distributions will be affected by financing activities. However, if the Company elects to incur financing in conjunction with the acquisition of its properties, such financing could have an adverse effect on the Company's ability to maintain its level of distribution. See "Risk Factors--Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default." The Company currently does not have any debt financing nor does it have any current plans to incur debt.

        The Company anticipates that cash available for distributions before capital expenditures will exceed earnings and profits due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes will be taxable to shareholders as ordinary dividend income. Distributions in excess of such earnings and profits generally will be treated as a return of capital, resulting in a non-taxable reduction of the Shareholder's basis in his Shares to the extent thereof, and thereafter as taxable gain. Distributions that are treated as non-taxable reduction in basis will have the effect of deferring taxation until the sale of such Shareholder's Shares.


                            BUSINESS AND PROPERTIES

        The Company was incorporated on August 7, 1996. Its principal executive offices are located at 306 East Main Street, Richmond, Virginia 23219 and its telephone number is (804) 643-1761. The Company does not have any employees. Instead, services with respect to property acquisition, property management and company administration will be provided by the Advisor and certain of its Affiliates. See "The Advisor and Affiliates."

basis), to permit property acquisitions by the Company, as long as the offering and sale of Shares is continuing and it is anticipated by the Company's officers that proceeds from futures sales of Shares will be sufficient to repay the amount of the borrowing. This borrowing authorization, if implemented, would be in addition to any other borrowings authorized in the Company's Bylaws, and should not be construed as limiting any of the Company's rights and powers generally provided for in its Bylaws.

        Such a line of credit would be designed to facilitate the timely acquisition of properties by the Company and improve the regularity with which closings of sales of Shares can be effected, without changing the Company's overall business objective and policy of owning properties on an unleveraged or "debt-free" basis. The rate at which Shares are sold is not necessarily consistent with the manner in which prospective attractive property acquisitions become available to the Company. The use of interim borrowings which are designed to be repaid with subsequent sales of Shares could permit the Company to acquire properties thought by management to be desirable, before Shares representing the full purchase price of a particular property have been sold. Also the use of such interim debt following sale of the Minimum Offering amount could have the effect of reducing the period of time during which investors' funds are held in escrow pending disbursement to the Company, since the Company would no longer be required to match exactly proceeds from Share sales with property purchase prices.

        It is expected that the Company would utilize such interim borrowings only if, and to the extent that, it is anticipated that future sales of Shares would provide funds necessary to repay such borrowings. However, there would be no assurance any such borrowings could, in fact, be repaid from future sales of Shares. To the extent that Share sales are insufficient to repay any such borrowings, the Company would have a remaining outstanding loan, which would entail the types of risks and investment considerations described under "Risk Factors-Possible Borrowing; Debt Financing May Reduce Cash Flow and Increase Risk of Default" and "Investment Objectives and Policies-Borrowing Policies." The Company would have a variety of potential means of addressing any such loan remaining outstanding, including the repayment of such borrowing with cash from operations or refinancing such borrowing with other debt, but such repayment and/or refinancing would entail the types of effects on investors and the risks described in such sections of the Prospectus.

Property Acquisition and Management Compensation

        Each Property will be managed by Apple Residential Management Group, Inc. under a property management agreement requiring payment by the Company of a monthly management fee equal to five percent (5%) of the gross revenues of the Property. In addition, the Company will reimburse Apple Residential Management Group, Inc. for its expenses, including salaries and related overhead expenses, associated with accounting and financial reporting services rendered by Apple Residential Management Group, Inc. under the property management agreements. Also, in consideration of services rendered to the Company in connection with the selection and acquisition of each Property the Company will pay Apple Realty Group, Inc. a property acquisition fee of two percent (2%) of the purchase prices of the Properties. See " Compensation."


                                   MANAGEMENT

Directors and Officers

        The Directors of the Company have ultimate control over the management of the Company and the conduct of its affairs, including the acquisition and disposition of the Company's assets, but the Company has entered into an Advisory Agreement with the Advisor to manage the Company's day-to-day affairs. The Directors are charged with the responsibility of monitoring the relationship between the Company and the Advisor. The Independent Directors are required to make an annual determination that the Advisor's compensation is reasonable, that total fees and expenses of the Company are reasonable and that the Company's borrowings, if any, are appropriate.

        The Directors will spend such time on the affairs of the Company as their duties may require. It is expected that the Directors will meet quarterly or more frequently as required. Financial statements and various other financial reports of the Company will be provided to the Directors quarterly to aid them in the discharge of their duties. It is not contemplated that the Directors will devote a substantial portion of their time to the discharge of their duties as Directors.

        At the time of Initial Closing, the Company will have a total of five Directors, a majority of whom, as required by the Company's Bylaws, are Independent Directors.

        The current Directors of the Company, and the executive officers of the Company, and their primary occupations during the last five years or more are set forth below. The fifth Director, who will be an Independent Director, will be selected before Initial Closing. The initial Directors will serve until the first Annual Meeting of Shareholders, to be held in 1997.

        NAME            AGE                     POSITION

Glade M. Knight...........52       Director, Chairman of the Board and President

Ted W. Smith..............40       Director

Penelope W. Kyle..........48       Director (Independent)

Bruce H. Matson...........39       Director (Independent)


        Glade M. Knight. Mr. Knight is Chairman, Chief Executive Officer and sole shareholder and Director of Apple Residential Advisors, Inc., the Advisor. He also is the chief executive officer, sole Director and sole shareholder of Apple Realty Group, Inc. and Apple Residential Management Group, Inc. Apple Residential Advisors, Inc., Apple Realty Group, Inc. and Apple Residential Management Group, Inc. were all organized in July, 1996.

        Mr. Knight founded, and serves as the Chairman of the Board, President and a Director of, Cornerstone Realty Income Trust, Inc., a Virginia corporation which is a public real estate investment trust. Cornerstone Realty Income Trust, Inc., which began operations in 1993, acquires, owns and operates apartment complexes in the mid-Atlantic and southeastern regions of the United States. During the period December, 1992 through September, 1996, Cornerstone Realty Income Trust, Inc. raised approximately $300 million from the sale of Shares in a best-efforts offering, and the net proceeds from the Share sales were invested in apartment complexes. As of October 1, 1996, Cornerstone Realty Income Trust, Inc. owned 37 apartment complexes.

        Since 1972, Mr. Knight has held executive and/or ownership positions in several corporations (including, beginning in 1978, Knight-Austin Corporation) involved in the management of and investment in real estate. He has served, directly or indirectly, as a general or limited partner of 71 limited partnerships owning 80 properties comprising over 13,000 apartment units. See The Advisor and Affiliates--Prior Performance of Programs Sponsored by Affiliates of the Advisor," for information on certain prior real estate programs organized by Glade M. Knight.

        Mr. Knight is the Chairman of the Board of Trustees of Southern Virginia College in Buena Vista, Virginia. Mr. Knight is a member of the advisory board to the Graduate School of Real Estate and Urban Land Development at Virginia Commonwealth University and the Board of Directors of the Richmond Business Workout Council, and is a former member of the National Housing Roundtable. An alumnus of Brigham Young University, he has served on a National Advisory Council for the University and is a founding member of and active lecturer for the University's Entrepreneurial Department of the Graduate School of Business Management.

        Ted W. Smith. Ted Smith has been employed in various real estate acquisition and management businesses since 1978. For approximately the last 12 years, he has held executive positions with several Texas-based companies, including Johnstown American, Balcor/American Express, Intergroup Proper-ties and Goldquest Properties. During his career, Mr. Smith has directed apartment portfolios in excess of 13,000 units and has overseen the management of over 250 apartment communities throughout the United States. He received his Certified Property Manager (CPM) designation in 1983 and has remained actively involved in the Institute of Real Estate Management (IREM) program. Mr. Smith attended the University of Kansas from 1975 to 1978 where he majored in business administration with a real estate minor. He remains an active alumnus of the Delta Upsilon Fraternity.

        Penelope W. Kyle. Ms. Kyle became Director of the Virginia Lottery on September 1, 1994. Ms. Kyle had worked in various capacities for CSX Corporation and its affiliated companies from 1981 until August, 1994. She served as Vice President, Administration and Finance for CSX Realty, Inc. since 1991, as Vice President, Administration for CSX Realty, Inc. from 1989 to 1991, and as Assistant Vice President and Assistant to the President for CSX Realty, Inc. from 1987 to 1989. She received a B.A. from Guilford College in 1969, an M.A. from Southern Methodist University in 1971, a degree in law from the University of Virginia in 1979 and an M.B.A. from The College of William and Mary in 1987.

        Bruce H. Matson. Mr. Matson is a shareholder in the law firm of LeClair Ryan, A Professional Corporation, in Richmond, Virginia. Mr. Matson has practiced law since 1983. He received an A.B. from the College of William and Mary in 1979, and a J.D. from Marshall-Wythe School of Law, College of William and Mary, in 1983.


Committees of Directors

        The Directors will establish an Executive Committee that has the authority of the full Board except for the declaration of distributions and non-delegable matters specified in Virginia law. A majority of the members of the Executive Committee must be Independent Directors.

        At this time, the Executive Committee is responsible for making all of the Company's investment and acquisition decisions, including all decisions to invest in or acquire real property. Depending on the circumstances, certain transactions with the Advisor and its Affiliates will require the additional approval of a majority of the Directors or a majority of the Directors who are not parties to the transaction or Affiliates of any person (other than the Company) who is a party to the transaction.

        The Directors will also establish an Audit Committee which will be responsible for overseeing the relationship between the Company and its independent auditors, including the annual audit of the Company's financial statements, and monitoring the reasonableness of the Company's expenses. A majority of the members of the Audit committee must be Independent Directors.

        Any property acquisition made with proceeds representing the Minimum Offering amount ($15 million) will require the approval of the Executive Committee of the Board of Directors. Otherwise the acquisition of any property with a contract purchase price not greater than $15,000,000 may be undertaken by the President acting alone (unless it is an acquisition from an Affiliate of the Advisor). Any property acquisition with a contract purchase price exceeding $15,000,000 will require the consent of the Executive Committee of the Board of Directors. Any acquisition from an Affiliate of the Advisor will require the consent of a majority of all Independent Directors and of the entire Board.


Director Compensation

        The Company will pay to each Director who is not an Affiliate of the Advisor an annual fee of $5,000 plus $500 for each meeting of the full Board of Directors attended by such person in person ($100 if any are attended by telephonic means). There will be no additional compensation for serving on a Committee or attending a Committee meeting. The Company will, however, reimburse all Directors for their travel and other out-of-pocket expenses incurred in connection with attending any meeting of the Board or any Committee, and for carrying on the business of the Company, including reimbursement for expenses for any on-site review of properties presented for acquisition or of new markets. Directors who are Affiliates of the Advisor receive no compensation from the Company for their service as Directors. These Directors, however, are remunerated indirectly by their relationship to the Advisor and its Affiliated companies and are reimbursed by the Company for their expenses in attending meetings of the Directors of a Committee and in carrying on the business of the Company.

Indemnification and Insurance

        See "Summary of Organizational Documents--Responsibility of Board of Directors, Advisor, Officers and Employees" for a description of the nature of the Company's obligation to indemnify the Company's directors and officers and certain others in certain situations.

        The Company intends to obtain, and pay the cost of, directors' and officers' liability insurance coverage which insures (i) the directors and officers of the Company from any claim arising out of an alleged wrongful act by the directors and officers of the Company in their respective capacities as directors and officers of the Company, and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

Officer Compensation

        The officers of the Company are not paid salaries by the Company. Such officers are officers of the Advisor and its Affiliates, which entities are entitled to certain fees for services rendered by them to the Company. Thus, the officers of the Company are, in essence, compensated by the Advisor or its Affiliates. See "Compensation" for a description of the fees payable to the Advisor and its Affiliates.

Stock Incentive Plans

        The Company has adopted two stock incentive plans which are described below. For purposes of the description below, the term "Offering" means the Initial Offering plus all additional offerings and sales of Shares which may occur during the five-year period beginning November 1, 1996 and ending October 31, 2001. The term "Initial Offering" means the offering of Shares made pursuant to this Prospectus.

        The aggregate number of Shares reserved for issuance under the two stock incentive plans is (1) 80,000 Shares, plus (2) 6.425% of the number of Shares sold in the Initial Offering in excess of the Minimum Offering, plus (3) 6.2% of the number of Shares sold in the Offering above the Initial Offering.

The Incentive Plan

        Under one plan (the "Incentive Plan"), incentive awards may be granted to certain employees (including officers and directors who are employees) of the Company, or of Apple Residential Advisors, Inc., Apple Residential Management Group, Inc. or Apple Realty Group, Inc. (the latter three companies being sometimes referred to herein as the "Apple Companies"). Of the Directors of the COmpany, initially Messrs. Knight and Smith will be participants in the Incentive Plan. Such incentive awards may be in the form of stock options or restricted stock (as described below). Under the Incentive Plan, the number of Shares reserved for issuance is equal to an aggregate of (1) 35,000 Shares, plus
(2) 4.625% of the number of Shares sold in the Initial Offering in excess of the Minimum Offering, plus (3) 4.4% of the number of the Shares sold in the Offering above the Initial Offering. If an option is cancelled, terminates or lapses unexercised, any unissued Shares allocable to such option may be subjected again to an incentive award. The purpose of the Incentive Plan is to attract and retain the services of experienced and qualified employees who are acting on behalf of the Company, either directly or through the Apple Companies, in a way that enhances the identification of such employees' interests with those of the Shareholders.

        The Incentive Plan will be administered by a Compensation Committee of the Board of Directors of the Company (the "Committee"). Notwithstanding anything to the contrary in this Prospectus (including the Company's organizational documents referred to herein), the Committee must have a minimum of two members who are not eligible to participate in the Incentive Plan or any similar plan of the Company other than the Directors' Plan (described below).

        Subject to the provisions of the Incentive Plan, the Committee has authority to determine (i) when to grant incentive awards, (ii) which eligible employees will receive incentive awards, (iii) whether the award will be an option or restricted stock, and the number of Shares to be allocated to each incentive award. The Committee may impose conditions on the exercise of options and upon the transfer of restricted stock received under the Plan, and may impose such other restrictions and requirements as it may deem appropriate.

Stock Options

        An option granted under the Incentive Plan will not be transferable by the option holder except by will or by the laws of descent and distribution, and will be exercisable only at such times as may be specified by the Committee. During the lifetime of the option holder the option may be exercised only while the option holder is in the employ of the the Company or one of the Apple Companies, or within 60 days after termination of employment. In the event the termination is due to death or disability, the option will be exercisable for a 180-day period thereafter.

        The exercise price of the options will be not less than 100% of the fair market value of the Shares as of the date of grant of the option.

        The Committee has discretion to take such actions as it deems appropriate with respect to outstanding options in the event of a sale of substantially all of the stock or assets of the Company, a merger of the Apple Company by which an option holder is employed, or the occurrence of similar events. Adjustments will be made in the terms of options and the number of Shares which may be issued under the Incentive Plan in the event of a future stock dividend, stock split or similar pro rata change in the number of outstanding Shares or the future creation or issuance to shareholders generally of rights, options or warrants for the purchase of Shares.

        Options granted under the Incentive Plan are non-qualified stock options, not intended to qualify for favorable incentive stock option tax treatment under the Code.

Restricted Stock

        Restricted stock issued pursuant to the Incentive Plan is subject to the following general restrictions: (i) none of such Shares may be sold, transferred, pledged, or otherwise encumbered or disposed of until the restrictions on such Shares shall have lapsed or been removed under the provisions of the Incentive Plan, and (ii) if a holder of restricted stock ceases to be employed by the Company or one of the Apple Companies, he will forfeit any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed.

        The Committee will establish as to each share of restricted stock issued under the Incentive Plan the terms and conditions upon which the restrictions on such Shares shall lapse. Such terms and conditions may include, without limitation, the lapsing of such restrictions at the end of a specified period of time, or as a result of the disability, death or retirement of the participant. In addition, the Committee may, at any time, in its sole discretion, accelerate the time at which any or all restrictions will lapse or remove any or all such restrictions.

Amendment of the Incentive Plan and Incentive Awards

        The Board of Directors may amend the Incentive Plan in such respects as it deems advisable; provided that the shareholders of the Company must approve any amendment that would (i) materially increase the benefits accruing to participants under the Incentive Plan, (ii) materially increase the number of Shares that may be issued under the Incentive Plan, or (iii) materially modify the requirements of eligibility for participation in the Incentive Plan. Incentive awards granted under the Incentive Plan may be amended with the consent of the recipient so long as the amended award is consistent with the terms of the Plan.

Directors' Plan

        The Company has also adopted a stock option plan for Directors of the Company who are not employees of the Company or the Apple Companies (the "Directors' Plan"). Under the Directors' Plan, the number of Shares reserved for issuance is equal to 45,000 Shares plus 1.8% of the number of Shares sold in the Offering in excess of the Minimum Offering.

        A Director is eligible to receive an option under the Directors' Plan if the Director is not otherwise an employee of the Company or any Apple Company or any subsidiary of the Company and was not an employee of any such entities for a period of at least one year before the date of grant of an option under the Plan. Three members of the Board (all of the Directors except Messrs. Knight and Smith) are expected initially to qualify to receive options under the Directors' Plan.

        The Directors' Plan will be administered by the Board. Grants of stock options to eligible Directors under the Plan will be automatic. However, the Board has certain powers vested in it by the terms of the Plan, including, without limitation, the authority (within the limitations described therein) to prescribe the form of the agreement embodying awards of stock options under the Plan, to construe the Plan, to determine all questions arising under the Plan, and to adopt and amend rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Directors' Plan will be final and conclusive. The Board may act only by a majority of its members in office, except members thereof may authorize any one or more of their number, or any officer of the Company, to execute and deliver documents on behalf of the Board.

        The Directors' Plan provides for the following automatic option awards:

   (1) As of the initial closing of the Shares, each eligible Director will receive an option to purchase 5,500 Shares plus 0.0125% of the number of Shares in excess of the Minimum Offering sold by the initial closing.

   (2) As of June 1 during the years 1997 through 2001 (inclusive), each eligible Director shall automatically receive an option to purchase 0.02% of the number of Shares issued and outstanding on that date.

   (3) As of the election as a Director of any new person who qualifies as an eligible Director, such eligible Director will automatically receive an option to purchase 5,000 Shares.

        The purpose of the Director's Plan is to enhance the identification of the participating Directors' interests with those of the Shareholders.

        The exercise price for each option granted under the Directors' Plan will be 100% of the fair market value on the date of grant; no consideration will be paid to the company for the granting of the option. Options granted under the Directors' Plan will have a term of 10 years and will be fully exercisable six months after the date of grant. If an optionee ceases to serve as a Director of the Company prior to the expiration of the six-month period following the date of grant, the option will terminate on the date of such termination of service as a Director. If an optionee ceases to serve as a Director of the Company after the expiration of the six-month period following the date of grant, the option will terminate three years after the date of termination of service, or on expiration of the option, whichever is earlier.

        Options granted under the Directors' Plan are non-transferable other than by will or the laws of descent and distribution upon the death of the optionee and, during the lifetime of the optionee, are exercisable only by him. Payment upon exercise of an option under the Directors' Plan may be made in cash or with the Company's Shares of equivalent value.

        The Board may suspend or discontinue the Directors' Plan or revise or amend the Plan in any respect; provided, however, that without approval of the Company's shareholders no revision or amendment may increase the number of Shares subject to the Plan or materially increase the benefits accruing under the Plan. In addition, the Directors' Plan may not be amended more than once every six months other than to comply with changes in the Code or ERISA.

Stock Option Grants

        As of the date of this Prospectus, there have been no grants under the Incentive Plan or the Directors' Plan.

                           THE ADVISOR AND AFFILIATES

General

        Pursuant to the Advisory Agreement with the Company, the Advisor, among other things, will seek to obtain, investigate, evaluate and recommend property investment opportunities for the Company, serve as property investment advisor and consultant in connection with investment opportunities for the Company, serve as property investment advisor and consultant in connection with investment policy decisions made by the Directors and, subject to the direction of the Directors, supervise the day-to-day operations of the Company. The Advisor is a Virginia corporation all of the common stock of which is owned by Glade M. Knight. Cornerstone Realty Income Trust, Inc., which might be deemed an Affiliate of the Advisor, will own preferred stock in the Advisor. Glade M. Knight is the sole director of the Advisor and also its sole officer (serving as its Chairman, Chief Executive Officer, President and Secretary).

The Advisory Agreement

        The current Advisory Agreement has a one-year term ending October 31, 1997, and is renewable annually by the Directors. The Advisory Agreement provides that it may be terminated at any time by a majority of the Independent Directors or the Advisor upon 60 days' written notice. Under the Advisory Agreement, the Advisor undertakes to use its best efforts (i) to supervise and arrange for the day-to-day management of the Company and (ii) to assist the Company in maintaining a continuing and suitable property investment program consistent with the Company's investment policies and objectives. Under the Advisory Agreement, generally the Advisor is not required to, and will not, advise the Company on investments in securities, i.e., the temporary investment of offering proceeds pending investment of such proceeds in real property, as described in "Investment Objectives and Policies--General." It is expected that the Company generally will make its own decisions with respect to such temporary securities investments.

        Pursuant to the Advisory Agreement, the Advisor will be entitled to an annual Asset Management Fee. The Asset Management Fee is payable quarterly in arrears. The amount of the Asset Management Fee is a percentage of Total Contributions. The applicable percentage used to calculate the Asset Management Fee is based on the ratio of Funds from Operations to Total Contributions (such ratio being referred to as the "Return Ratio" for the preceding calendar quarter. The per annum Asset Management Fee is initially equal to the following with respect to each calendar quarter: 0.1% of Total Contributions if the Return Ratio for the preceding calendar quarter is 6% or less; 0.15% of Total Contributions if the Return Ratio for the preceding calendar quarter is more than 6% but not more than 8%; and 0.25% of Total Contributions if the Return Ratio for the preceding calendar quarter is above 8%. See "Compensation." The Advisor or an Affiliate thereof will also receive reimbursement for certain direct expenses and allocable overhead incurred in connection with its provision of services to the Company.

        The Bylaws require the Independent Directors to monitor the Advisor's performance of the Advisory Agreement and to determine at least annually that the amount of compensation the Company pays the Advisor is reasonable, based on such factors as they deem appropriate, including the amount of the Asset Management Fee in relation to the size, composition and profitability of the investments of the Company; the success of the Advisor in selecting opportunities that meet the Company's investment objectives; the rates charged by other investment advisors performing comparable services; the amount of additional revenues realized by the Advisor and its Affiliates for other services performed for the Company; the quality and extent of service and advice furnished by the Advisor; the performance of the Company's investments and the quality of the Company's investments in relation to any investments generated by the Advisor for its own account.

        The Company's Bylaws generally prohibit the Operating Expenses of the Company (generally defined as all Company operating, general and administrative expenses, but excluding depreciation and similar non-cash items and expenses of raising capital, interest, taxes and costs related to asset acquisition, operation and disposition) from exceeding in any year the greater of 2% of the total Average Invested Assets of the Company (generally defined as the monthly average of the aggregate book value of Company assets invested in real estate, before deducting depreciation) or 25% of the Net Income of the Company (generally defined as the revenues for any period, less expenses other than depreciation or similar non-cash items) for such year. Unless the Independent Directors conclude that a higher level of expenses is justified based upon unusual and nonrecurring factors which they deem sufficient, the Advisor must reimburse the Company for the amount of any such excess. The Advisor must make such reimbursement within 120 days from the end of the Company's fiscal year. The Advisor will be entitled to be repaid such reimbursements in succeeding fiscal years to the extent actual Operating Expenses are less than the permitted levels. In determining that unusual and nonrecurring factors are present, the Independent Directors will be entitled to consider all relevant factors pertaining to the Company's business and operations, and will be required to explain their conclusion in written disclosure to the Shareholders. The Advisor generally would expect to pay any required reimbursement out of compensation received from the Company in the current or prior years. However, there can be no assurance that the Advisor would have the financial ability to fulfill its reimbursement obligations.

        The Company's Bylaws further prohibit the total Organizational and Offering Expenses (including Selling Commissions) from exceeding 15% of the Total Contributions. Furthermore, the total of all Acquisition Fees and Acquisition Expenses paid by the Company in connection with the purchase of a property by the Company shall be reasonable and shall in no event exceed an amount equal to 6% of the contract price for the property, unless a majority of the Directors (including a majority of the Independent Directors) not otherwise interested in the transaction approves the transaction as being commercially competitive, fair and reasonable to the Company. For purposes of the foregoing limitation, the "contract price for the property" means the amount actually paid or allocated to the purchase, development, construction or improvement of the property, exclusive of Acquisition Fees and Acquisition Expenses. Any Organizational and Offering Expenses or Acquisition Fees and Acquisition Expenses incurred by the Company in excess of the permitted limits shall be payable by the Advisor immediately upon demand of the Company.

        The foregoing is only a summary of the Advisory Agreement. A copy of the form of such agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part; reference is made to the agreement for a complete statement of its provisions.

Apple Realty Group, Inc.

        Apple Realty Group, Inc. is a Virginia corporation which was organized on August 5, 1996. Apple Realty Group, Inc. is engaged in the business of management of real property and the solution of financial and marketing problems related to investments in real property.

        Apple Realty Group, Inc. and the Company have entered into a Property Acquisition/Disposition Agreement under which Apple Realty Group, Inc. has agreed to act as a real estate broker in connection with the Company's purchases and sales of properties. Under such agreement, Apple Realty Group, Inc. is entitled to a real estate commission equal to 2% of the gross purchase prices of the Company's properties, payable by the Company in connection with each purchase; provided that if indebtedness is assumed or incurred in connection with the acquisition, the acquisition fee that would have been payable with respect to the portion of the purchase price represented by such indebtedness shall not be payable until such time, if ever, that such indebtedness is repaid with the proceeds of this Offering or other equity financing. Under such agreements, Apple Realty Group, Inc. is also entitled to a real estate commission equal to 2% of the gross sales prices of the Company's properties, payable by the Company in connection with each property sale if, but only if, any such property is sold and the sales price exceeds the sum of (1) the Company's cost basis in the property (consisting of the original purchase price plus any and all capitalized costs and expenditures connected with the property) plus (2) 10% of such cost basis. For purposes of such calculation, the Company's cost basis will not be reduced by depreciation. If the sales price of a particular property does not equal the required amount, no real estate commission is payable, but Apple Realty Group, Inc. is still entitled to payment by the Company of its "direct costs" incurred in marketing such property where "direct costs" refers to a reasonable allocation of all costs, including salaries of personnel, overhead and utilities, allocable to services in marketing such property. If the person from whom the Company purchases or to whom the Company sells a property pays any fee to Apple Realty Group, Inc., such amount will decrease the amount of the Company's obligation to Apple Realty Group, Inc. In addition, Apple Realty Group, Inc. will not be entitled to any disposition fee in connection with a sale of a property by the Company to Cornerstone Realty Income Trust, Inc. or any Affiliate of Apple Realty Group, Inc., But Apple Realty Group, Inc. will, in such case, be entitled to payment by the Company of its direct costs incurred in such regard. The agreement has an initial term of five years ending October 31, 2001, and will renew automatically for successive terms of five years unless either party to the agreement elects not to renew by notice sent to the other party within 60 days before the end of any term.

        A copy of the form of Property Acquisition/Disposition Agreement has been filed as an exhibit to the registration statement of which this Prospectus is a part, and reference is made to the agreement for a complete description of its provisions.

        Subject to the conditions applicable generally to transactions between the Company and Affiliates of the Advisor (see "Conflicts of Interest--Transactions with Affiliates and Related Parties"), Apple Realty Group, Inc. or an Affiliate may render services to the Company in connection with Company financings or refinancings, and would be entitled to compensation for such services. As of the date of this Prospectus, there are no specific agreements for any such services.

        Glade M. Knight is the sole shareholder and Director of Apple Realty Group, Inc., as well as its sole officer, serving as Chairman, Chief Executive Officer, President and Secretary.

Apple Residential Management Group, Inc.

        Property management services for the Company's properties generally will be performed by Apple Residential Management Group, Inc., an Affiliate of the Advisor. See "Investment Objectives and Policies--Management of Properties." Apple Residential Management Group, Inc. is a Virginia corporation which was organized on August 5, 1996.

        Apple Residential Management Group, Inc. currently manages no apartment complexes.

        All of the common stock of Apple Residential Management Group, Inc. is owned by Glade M. Knight. Cornerstone Realty Income Trust, Inc., which might be deemed on Affiliate of the Advisor, will own preferred stock in Apple Residential Management Group, Inc. The sole Director of Apple Residential Management Group, Inc. is Glade M. Knight, who also serves as its Chairman, Chief Executive Officer, President and Secretary. Ted W. Smith (who is a Director of the Company) is the President and Chief Operating Officer of Apple Residential Management Group, Inc.

Prior Performance of Programs Sponsored by Affiliates of the Advisor

        The following paragraphs contain information on certain prior programs, all of which, except Cornerstone Realty Income Trust, Inc., were organized as partnerships, sponsored by Affiliates of the Advisor to invest in real estate. Except as otherwise indicated in this section, the information set forth is current as of October 1, 1996. Such information should not be considered to be indicative of the capitalization or operations of the Company. Purchasers of the Shares will not have any interest in the entities referred to in this Section or in any of the properties owned by such entities.

        Affiliates of Apple Realty Group, Inc. or its predecessors previously organized 40 partnerships for the purpose of investing in real estate. Interests in 38 of these partnerships, in which Mr. Knight served as a general partner and all but one of which were limited partnerships, were sold to investors in privately offered transactions. The 38 privately offered partnerships collectively owned and operated 40 apartment complexes with a total of 5,972 apartment units and one motel with 144 rooms. A total of 733 investors in these partnerships contributed an aggregate of approximately $47,788,965 to the capital of the partnerships. The aggregate cost of the 41 properties purchased by these 38 privately offered partnerships was approximately $129,088,000. All of the partnerships were formed before, and have investment objectives dissimilar to those of, the Company.

        Seven of the dissimilar partnerships filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Five of these partnerships subsequently reached agreements with their lenders to allow foreclosure on their properties on terms which were more favorable to the partnerships than were available before the filing of the petition for reorganization. Two of the partnerships emerged from their

Chapter 11 reorganizations and in one of those partnerships, an unaffiliated entity became the new general partner as part of a partnership recapitalization. Two other partnerships in which Mr. Knight formerly served as a general partner filed for reorganization under Chapter 11 of the United States Bankruptcy Code within two years after Mr. Knight ceased to serve as general partner. Six of the dissimilar partnerships acquiesced to negotiated foreclosures on their properties upon terms which were more favorable to the partners than would have been available in the absence of negotiation. Each of the partnerships described in this paragraph owned a single property, and the adverse business development affecting the partnership therefore resulted in the partnership ceasing all cash distributions to investors.

        The dissimilar partnerships used leverage (debt) which varied from substantial to 100% in the acquisition of their properties. In addition, a significant objective of the dissimilar partnerships was the realization of tax losses which could be used to offset some or all of investors' other sources of income. In the opinion of the Advisor, the bankruptcy filings and foreclosures described above which were experienced by various dissimilar partnerships were attributable to a combination of high leverage, a downturn in economic conditions generally and the real estate industry in particular, changes in tax laws (which decreased the perceived value of real estate to potential buyers and lenders) and the unavailability of favorable financing. The Advisor does not expect that this combination of factors will be applicable to the operations of the Company. In particular, the Company expects to acquire its properties on an all-cash basis, or using interim borrowing planned to be repaid with proceeds from the sale of Shares. See "Investment Objectives and Policies--Borrowing Policies."

        As of October 1, 1996, Mr. Knight had ceased to hold an interest in all but four of the partnerships described above.

        Two partnerships sponsored by an Affiliate of Apple Realty Group, Inc. were issuers in public offerings of assignee units of limited partnership interest. These two publicly offered partnerships had investment objectives similar to those of the Company. One publicly offered partnership, Southeastern Income Properties Limited Partnership ("Southeastern I"), raised $25,000,000 from 2,714 investors. Southeastern I acquired four apartment complexes comprising 833 apartment units. The other publicly offered partnership, Southeastern Income Properties II Limited Partnership ("Southeastern II"), raised $17,883,780 from 1,710 investors. Southeastern II acquired four apartment complexes comprising 794 apartment units. The aggregate cost of the eight properties purchased by Southeastern I and Southeastern II (including capital improvements thereto) was approximately $41,178,606. The Affiliates of Apple Realty Group, Inc. which originally served as the general partners for these two partnerships transferred management control over these partnerships to a third party in February, 1992 by converting to limited partner status. Thus, Affiliates of Apple Realty Group, Inc. ceased to serve as their general partners. The transfer of management control was part of a transaction in which Cornerstone Realty Group, Inc. (which had acted as manager of the two partnerships' properties) sold its property management rights to an unaffiliated property management company.

        Mr. Knight was also principally responsible for the organization of Cornerstone Realty Income Trust, Inc. ("Cornerstone"), a real estate investment trust organized to acquire and own apartment complexes in the mid-Atlantic and southeastern regions of the country. The investment objectives of the Company are generally the same as those of Cornerstone. Between December, 1992 and October, 1996, Cornerstone sold approximately $300 million in common shares to approximately 11,000 investors. The net proceeds of the Cornerstone public offering were used to acquire 37 apartment communities in Virginia, North and South Carolina, and Georgia. All but one of the apartment communities were built and in service before acquisition by Cornerstone. The aggregate cost of the 37 properties (including capital improvements thereto) was approximately $295,607,707. The purchase prices of all such properties were paid in cash using the proceeds from the sale of the common shares or using the proceeds from an unsecured line of credit which was subsequently repaid using proceeds from the sale of common shares, except that at October 1, 1996, approximately $36.6 million remained unpaid on such line of credit. Cornerstone expects to repay this outstanding balance within six months using proceeds from the sale of additional common shares. None of these properties has been sold. The Advisor will, upon request of any investor or prospective investor, provide at no cost a copy of the most recent Report on

Form 10-K filed by Cornerstone with the Securities and Exchange Commission. For a reasonable fee, the Advisor will also provide copies of the exhibits to the Report on Form 10-K.

        Part II of the Company's Registration Statement (which is not a part of this Prospectus) contains a more detailed summary of the 37 property acquisitions by Cornerstone. The Advisor will provide a copy of such summary without charge upon request of any investor or prospective investor.

        Reference is also made to the additional information on prior performance appearing under "Experience of Prior Programs" in this Prospectus.


                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS


        Beneficial ownership of Shares of the Company's common stock, and options to purchase Shares of the Company's common stock (exercisable currently or within 60 days), held by directors and officers of the Company as of the date of this Prospectus, are indicated in the table below. Each person named in the table has sole voting and investment powers as to such Shares, or shares such powers with his spouse and minor children, if any. Percent of Aggregate

        NAME                       Number of Shares        Outstanding
                                  Beneficially Owned      Shares Owned

Apple Residential Advisors, Inc. ...      10                  100%


        In addition to the foregoing, Glade M. Knight, who is a Director, Chairman of the Board and President of the Company, owns 200,000 "Class B Convertible Shares." The Class B Convertible Shares are convertible into Common Shares pursuant to the formula and on the terms and conditions set forth below. The Class B Convertible Shares were issued by the Company to Mr. Knight on November 14, 1996, in exchange for the payment by Mr. Knight of $0.10 per Class B Convertible Share, or an aggregate of $20,000.

        There are no dividends payable on the Class B Convertible Shares. On liquidation of the Company, the holder of the Class B Convertible Shares is entitled to a liquidation payment of $0.10 per Class B Convertible Share before any distribution of liquidation proceeds to the holders of the Common Shares. Holders of more than two-thirds of the Class B Convertible Shares must approve any proposed amendment to the Articles of Incorporation that would adversely affect the Class B Convertible Shares or create a new class of stock senior to or on a parity with the Class B Convertible Shares. The Class B Convertible Shares are convertible into Common Shares upon and for 180 days following the occurrence of either of the following events: (1) substantially all of the Company's assets, stock or business is sold or otherwise transferred, whether through sale, exchange, merger, consolidation, lease, share exchange or otherwise, or (2) the Advisory Agreement with the Advisor is terminated or not renewed, and the Company ceases to use Apple Residential Management Group, Inc. to provide substantially all of its property management services (the events described in this clause (2), a "Self-Administration Conversion"). Upon the occurrence of either triggering event, each Class B Convertible Share is convertible into a number of Common Shares based upon the gross proceeds raised through the date of conversion in the offering made by this Prospectus according to the following formula:

                                                      Number of Common Shares
                    Gross Proceeds Raised From           through Conversion
                   Sales of Common Shares through          of One Class B
                        Date of Conversion               Convertible Shares
                   --------------------------------   ------------------------
   $50 million.....................................            1.0
  $100 million.....................................            2.4
  $150 million.....................................            4.2
  $200 million.....................................            6.4
  $250 million.....................................            8.0



        No additional consideration is due upon the conversion of the Class B Convertible Shares.

        The conversion into Common Shares of the Class B Convertible Shares will result in dilution of the Shareholders' interest. However, if the Company elects to issue Shares to the Advisor or Apple Residential Management Group, Inc. in connection with a Self-Administration Conversion, the number of such Shares otherwise issuable by the Company will be reduced by the number of Shares which can then be acquired upon conversion of the Class B Convertible Shares.

                        FEDERAL INCOME TAX CONSEQUENCES

        The following summary of all material United States federal income tax consequences applicable to the Company and its shareholders is based upon current law, which is subject to change. Any such change could be retroactively applied and alter significantly the tax considerations described herein. The following discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective Shareholder in light of his or her particular circumstances or to certain types of Shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

        EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH PURCHASER OF THE PURCHASE, OWNERSHIP, AND SALE OF SHARES OF THE COMPANY, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND WITH RESPECT TO POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Federal Income Taxation of the Company

        The Company will elect to be treated for federal income tax purposes as a REIT and intends to conduct its operations in a manner that will permit it to continue so to qualify. While the Board of Directors and the Advisor intend to cause the Company to operate in a manner that will enable it to comply with the REIT requirements, there can be no certainty that such intention will be realized. Moreover, relevant law may change so as to make compliance with one or more of the REIT requirements difficult or impracticable. Failure to meet any of the REIT requirements with respect to a particular taxable year could result in termination of the Company's election to be a REIT, effective for the year of such failure and all succeeding years.

        The Company has not requested, and does not intend to request, a ruling from the Service that it will qualify as a REIT. However, the Company has received an opinion of its counsel, McGuire, Woods, Battle & Boothe, L.L.P., that, based upon various assumptions and certain representations made by the Company as to factual matters, the Company currently qualifies as a REIT, and will continue so to qualify if it conducts its operations in the manner assumed therein. However, investors should be aware that opinions of counsel are not binding upon the Service. Furthermore, both the validity of the opinion and the continued qualification of the Company for treatment as a REIT will depend on its Shares, the nature of its assets, the sources of its income and the amount of its distributions to Shareholders. McGuire,